Exhibit C

                          [Andrews Group Letterhead]

                                   July 1, 1997

By Fax:  203/254-2613 and
By Certified Mail
Return Receipt Requested

Mr. Avi Arad
c/o Avi Arad & Associates
1698 Post Road East
Westport, Connecticut 06880

Dear Mr. Arad:

          This is to inform you that Andrews Group Incorporated ("Andrews") is hereby terminating the Stock Purchase Agreement, dated as December 27, 1996, as amended as of January 29, 1997, by and between Andrews and Avi Arad pursuant to Section 7.1 thereof.

                              Very truly yours,

                              ANDREWS GROUP INCORPORATED

                              By: /s/ Barry F. Schwartz

cc:  Battle Fowler LLP
     Park Avenue Tower
     75 East 55 Street
     New York, New York  10022
     Attention:  Martin L. Edelman, Esq.
                  John Turitzin, Esq.